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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 11-K/A
                                 AMENDMENT NO. 1

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the fiscal year ended December 31, 2004


                                       OR


             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


                          Commission file number 1-6659
                                                 ------

                           A. Full title of the Plan:

                               Aqua America, Inc.
                         401(k) and Profit Sharing Plan


          B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                               AQUA AMERICA, INC.
                             762 W. Lancaster Avenue
                               Bryn Mawr, PA 19010


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                               AQUA AMERICA, INC.
                         401(K) AND PROFIT SHARING PLAN




Explanatory Note
----------------

This Amendment No. 1 to the Annual Report of the Aqua America, Inc. 401(k) Profit Sharing Plan filed on Form 11-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission on June 28, 2005, is being filed in order to include additional employee contributions that were inadvertently omitted from the original filing and are reportable on the following supplementary schedules:

-Schedule of Nonexempt Transactions for Form 5500 - Schedule G - Part III -Schedule of Delinquent Participant Contributions for Form 5500 - Schedule H -
 Line 4A

As a result of the change, on October 14, 2005 Beard Miller Company LLP has reissued its report that was originally dated May 13, 2005.



Table of Contents
-----------------

The following audited financial statements are included with this report:

Exhibit:                                                                    Page

         23.1 Consent of Beard Miller Company LLP                             4
         99.1 Financial Statements and Supplementary Schedules                5
              as of December 31, 2004 and 2003




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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Aqua America, Inc. has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                               AQUA AMERICA, INC.
                         401(K) AND PROFIT SHARING PLAN


  Plan Sponsor:                                                     Date



      /s/ Roy H. Stahl                                             10/17/05
      ------------------------------                          ------------------
      Roy H. Stahl
      Executive Vice President and General Counsel
      Aqua America, Inc.